Exhibit 5.1

April 17, 2024

U.S. Bancorp

800 Nicollet Mall

Minneapolis, MN 55402

Re:	U.S. Bancorp Registration Statement on Form S-8 Filed on April 17, 2024

Ladies and Gentlemen:

We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of the offer and sale of 37,000,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”), which may be issued under the U.S. Bancorp 2024 Stock Incentive Plan (the “2024 Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2024 Plan, and (v) such other documents, records and instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2024 Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder. The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

Morgan, Lewis & Bockius LLP

One Oxford Centre Thirty-Second Floor
Pittsburgh, PA 15219-6401	+1.412.560.3300
United States	+1.412.560.7001

U.S. Bancorp

April 17, 2024

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP